Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U. S. A.

www.lilly.com
Date: October 23, 2014
For Release: Immediately
Refer to:     (317) 276-5795 - Mark Taylor (Media)
        (317) 277-6524 - Lauren Zierke (Media)
(317) 655-6874 - Philip Johnson (Investors)

Lilly Reports Third-Quarter 2014 Results

•	Third-quarter 2014 revenue declined 16 percent driven by the impact of U.S. patent expirations for Cymbalta and Evista, partially offset by volume growth in most other products.

•
Reported operating expenses declined 4 percent as ongoing cost containment initiatives were partially offset by expense associated with the U.S. Branded Prescription Drug Fee and costs related with the termination of development for tabalumab. Non-GAAP operating expenses declined 8 percent.

•	Third-quarter 2014 earnings per share were $0.47 on a reported basis and $0.66 on a non-GAAP basis.

•	Clinical pipeline advancements during the third quarter included 3 FDA approvals and several positive Phase III data readouts.

•	2014 reported EPS guidance range revised to be $2.34 to $2.42; non-GAAP EPS guidance range reaffirmed at $2.72 to $2.80.
Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2014.

$ in millions, except per share data	Third Quarter		%
	2014	2013	Change
Total Revenue - Reported	$4,875.6	$5,772.6	(16)%
Net Income - Reported	500.6	1,203.1	(58)%
EPS - Reported	0.47	1.11	(58)%

Net Income - non-GAAP	706.6	1,203.1	(41)%
EPS - non-GAAP	0.66	1.11	(41)%

Certain financial information for 2014 and 2013 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2014 financial guidance is also being provided on both a reported and a non-GAAP basis.

“While Lilly’s third-quarter financial results continue to reflect the impact of recent patent expirations, our clinical pipeline is now producing strong momentum to drive future growth,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “In the past quarter alone, three new medicines were approved by the U.S. FDA and several others had positive data readouts. We are focused on successfully launching this new wave of innovative medicines while still sustaining a steady flow of promising assets in our pipeline.”

Key Events Over the Last Three Months

•
The U.S. Food and Drug Administration (FDA) approved Jardiance® (empagliflozin) tablets as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. Jardiance is part of the company’s strategic diabetes collaboration with Boehringer Ingelheim. The companies have launched Jardiance in the U.S. and certain European countries.

•
The FDA approved Trulicity™ (dulaglutide) as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. The company is launching Trulicity in the U.S. in the fourth quarter of 2014. In addition, the Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending approval of Trulicity to improve glycemic control in adults with type 2 diabetes as monotherapy or in combination with other diabetes medicines, including insulin.

•
The FDA granted tentative approval for Basaglar™ (insulin glargine injection), a basal insulin product being developed in collaboration with Boehringer Ingelheim. The FDA has determined that Basaglar meets all of the regulatory requirements for approval, but it is subject to an automatic stay of up to 30 months as a result of litigation filed by Sanofi, claiming patent infringement. In addition, the European Commission granted marketing authorization for this insulin glargine product, indicated to treat diabetes in adults, adolescents and children aged 2 years and above. Lilly and Boehringer Ingelheim will launch the insulin glargine product based on dates that do not infringe valid and enforceable patents.

•	The company announced that its investigational medicine ixekizumab was statistically superior to etanercept and placebo on all skin clearance measures in Phase III studies in moderate-to-severe plaque psoriasis. Lilly is on track to file a submission with regulatory authorities by the end of the first half of 2015.

•
The company announced that its investigational basal insulin peglispro demonstrated a statistically significant lower hemoglobin A1c compared with insulin glargine at 26 weeks and 52 weeks, respectively, in Phase III clinical trials in patients with type 1 diabetes. Lilly is on track to file submissions with regulatory authorities by the end of the first quarter in 2015.

•
The company announced a Phase III study of Cyramza® in combination with chemotherapy in patients with metastatic colorectal cancer met its primary endpoint of overall survival. The company expects to initiate regulatory submissions in the first half of 2015.

•	The company submitted Cyramza to the FDA as a treatment for second-line non-small cell lung cancer. The company expects regulatory action by the end of 2014.

•
The CHMP issued a positive opinion recommending approval for Cyramza in adults in combination with paclitaxel for the treatment of advanced gastric (stomach) or gastroesophageal junction adenocarcinoma following prior chemotherapy and as a monotherapy in this setting for patients for whom treatment in combination with paclitaxel is not appropriate. The company has also submitted Cyramza for the treatment of second line gastric cancer in Japan and was granted priority review.

•
The company and AstraZeneca announced an agreement to co-develop and commercialize AZD3293, an oral beta secretase cleaving enzyme (BACE) inhibitor currently in development as a potential treatment for Alzheimer's disease.

•	The company announced it will discontinue development of tabalumab -- being studied for the treatment of systemic lupus erythematosus (SLE, commonly known as lupus) and multiple myeloma.

•	The feed additives business acquired from Lohmann Animal Health in the second quarter of 2014 was sold as planned to a Lohmann management-led group.

•
The company recorded a $119 million non-tax deductible charge in the third quarter of 2014 due to a change created by the IRS final regulations in regard to its administration of the U.S. Branded Prescription Drug Fee. Final regulations modified the timing of when the company must recognize the expense. In addition to accounting for the fee that was imposed and paid in 2014, the company must now also accrue in 2014 for the fee that will be imposed and paid in 2015.

•
In October the company made the decision and announced plans to close and sell one of its three manufacturing plants located in Puerto Rico. As a result of this action, the company expects to record a charge of approximately $170 million (pre-tax) or approximately $0.16 per share (after tax) in the fourth-quarter of 2014.

•
The company announced the expansion of its existing licensing and collaboration agreement with Zymeworks Inc. The company will expand the collaboration to include development of additional targets, specifically focused on immuno-modulatory bi-specific antibodies.

Third-Quarter Reported Results
In the third quarter of 2014, worldwide total revenue was $4.876 billion, a decrease of 16 percent compared with the third quarter of 2013. The revenue decline was comprised of 16 percent due to lower volume; the impact of changes in price and foreign exchange rates on worldwide revenue was negligible. The 16 percent decrease in worldwide volume was primarily driven by the loss of U.S. patent exclusivity for Cymbalta®, and to a lesser extent Evista®, partially offset by volume gains for most other products. Total revenue in the U.S. decreased 33 percent to $2.218 billion, driven primarily by lower demand for Cymbalta and Evista following their patent expirations. Total revenue outside the U.S. increased 8 percent to $2.658 billion, driven by higher volume.

Gross margin decreased 21 percent to $3.609 billion in the third quarter of 2014 compared to the third quarter of 2013, driven by lower sales of Cymbalta and Evista due to the loss of U.S. patent exclusivity. Gross margin as a percent of total revenue was 74.0 percent, a decrease of 5.2 percentage points compared with the third quarter of 2013. The decrease in gross margin percent was primarily due to lower sales of Cymbalta and Evista following U.S. patent expirations.

Total operating expenses in the third quarter of 2014, defined as the sum of research and development and marketing, selling and administrative expenses, were $2.915 billion, a decrease of 4 percent compared with the third quarter of 2013. Research and development expenses decreased 10 percent to $1.243 billion, or 25.5 percent of total revenue, driven primarily by lower late-stage clinical development costs in the third quarter of 2014, partially offset by a $63.0 million charge associated with the termination of tabalumab development. Marketing, selling and administrative expenses increased 1 percent to $1.672 billion, due primarily to a $119.0 million charge associated with the Branded Prescription Drug Fee, partially offset by a reduction in sales and marketing activities for Cymbalta, as well as ongoing cost containment efforts.

In the third quarter of 2014, the company recognized acquired in-process research and development charges totaling $95.0 million related to collaboration agreements with Immunocore Limited and AstraZeneca.

In the third quarter of 2014, the company recognized asset impairment, restructuring and other special charges of $36.3 million, primarily severance, associated with ongoing cost containment efforts and costs related to the pending acquisition of Novartis Animal Health. There were no such charges in the third quarter of 2013.

Operating income in the third quarter of 2014 was $562.0 million, a decrease of 64 percent compared to the third quarter of 2013, driven by lower gross margin, partially offset by lower operating expenses.

Other income (expense) was income of $93.5 million in the third quarter of 2014, compared with expense of $31.3 million in the third quarter of 2013, driven primarily by gains on the sale of investment securities and income from milestones earned.

The effective tax rate was 23.6 percent in the third quarter of 2014, compared with 20.5 percent in the third quarter of 2013. The effective tax rate for the third quarter of 2014 includes the negative impact of the expiration of the R&D tax credit in the U.S. at the end of 2013.

In the third quarter of 2014, net income and earnings per share decreased 58 percent to $500.6 million and $0.47, respectively, compared with third quarter 2013 net income of $1.203 billion and earnings per share of $1.11. The decreases in net income and earnings per share were driven by lower operating income.

Third-Quarter 2014 Non-GAAP Measures
On a non-GAAP basis, operating income decreased $732.3 million, or 47 percent, to $812.4 million, driven by lower gross margin, partially offset by lower operating expenses. The effective tax rate increased to 22.0 percent, compared with 20.5 percent in the third quarter of 2013. The effective tax rate for the third quarter of 2014 includes the negative impact of the expiration of the R&D tax credit in the U.S. at the end of 2013. Net income and earnings per share decreased 41 percent to $706.6 million and $0.66, respectively, compared with $1.203 billion and $1.11 during the third quarter of 2013.

Non-GAAP measures exclude items totaling $0.19 per share of expense in the third quarter of 2014. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Third Quarter
	2014	2013	% Growth
Earnings per share (reported)	$0.47	$1.11	(58)%
Branded Prescription Drug Fee	.11	0
Acquired in-process research and development charges associated with Immunocore and AstraZeneca collaborations	.06	0
Asset impairment, restructuring and other special charges	.02	0
Earnings per share (non-GAAP)	$0.66	$1.11	(41)%

Year-to-Date Results
For the first nine months of 2014, worldwide total revenue was $14.494 billion, a decrease of 16 percent compared with the same period in 2013. Reported net income and earnings per share were $1.962 billion and $1.82, respectively. Net income and earnings per share, on a non-GAAP basis, were $2.190 billion and $2.04, respectively.

Non-GAAP measures exclude items totaling $0.21 per share of expense for the first nine months of 2014 and $0.23 per share of income for the first nine months of 2013. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-Date
	2014	2013	% Growth
Earnings per share (reported)	$1.82	$3.64	(50)%
Branded Prescription Drug Fee	.11	0
Acquired in-process research and development charges associated with Immunocore and AstraZeneca collaborations	.06	0
Asset impairment, restructuring and other special charges	.04	.06
Income related to the termination of the exenatide collaboration with Amylin	0	(.29)
Earnings per share (non-GAAP)	$2.04	$3.41	(40)%

Numbers do not add due to rounding.

Revenue Highlights (Dollars in millions)	Third Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2014	2013	2013	2014	2013	2013
Alimta®	$723.4	$690.5	5%	$2,067.0	$1,976.8	5%
Humalog®	706.1	616.0	15%	2,056.1	1,877.4	10%
Cialis®	568.4	526.7	8%	1,668.6	1,571.1	6%
Cymbalta	368.0	1,375.8	(73)%	1,247.5	4,201.2	(70)%
Humulin®	335.9	307.0	9%	1,004.5	946.3	6%
Forteo®	332.2	306.7	8%	941.2	885.2	6%
Zyprexa®	257.4	278.7	(8)%	784.2	846.7	(7)%
Strattera®	191.9	173.2	11%	543.7	508.1	7%
Effient®	131.5	124.9	5%	384.4	378.1	2%
Evista	89.5	255.3	(65)%	347.8	774.6	(55)%
Animal Health	584.7	530.3	10%	1,713.3	1,573.1	9%
Total Revenue	$4,875.6	$5,772.6	(16)%	$14,494.3	$17,304.3	(16)%

Alimta
For the third quarter of 2014, Alimta generated sales of $723.4 million, an increase of 5 percent compared with the third quarter of 2013. U.S. sales of Alimta increased 3 percent, to $320.4 million, driven primarily by higher prices. Sales outside the U.S. increased 6 percent, to $403.0 million, driven by increased volume, partially offset by lower prices.

Humalog
For the third quarter of 2014, worldwide Humalog sales increased 15 percent, to $706.1 million. Sales in the U.S. increased 16 percent to $415.0 million, driven by increased demand. Sales outside the U.S. increased 13 percent to $291.1 million, driven primarily by increased volume.

Cialis
Cialis sales for the third quarter of 2014 increased 8 percent to $568.4 million. U.S. sales of Cialis were $250.0 million in the third quarter, a 7 percent increase compared with the third quarter of 2013, driven by higher prices, partially offset by decreased volume. Sales of Cialis outside the U.S. increased 9 percent, to $318.4 million, driven primarily by higher prices and increased volume.

Cymbalta

For the third quarter of 2014, Cymbalta generated $368.0 million in revenue, a decrease of 73 percent compared with the third quarter of 2013. U.S. sales of Cymbalta decreased 94 percent, to $69.4 million, due to the loss of U.S. patent exclusivity in December 2013. Sales of Cymbalta outside the U.S. were $298.6 million, an increase of 12 percent, driven by increased volume.

Humulin
Worldwide Humulin sales increased 9 percent in the third quarter of 2014, to $335.9 million. U.S. sales increased 3 percent to $165.8 million, driven by increased volume. Sales outside the U.S. increased 17 percent, to $170.1 million, driven by increased volume, partially offset by lower prices.

Forteo
Third-quarter 2014 sales of Forteo were $332.2 million, an 8 percent increase compared with the third quarter of 2013. U.S. sales of Forteo decreased 1 percent to $127.2 million, driven by decreased volume, offset by higher prices. Sales outside the U.S. increased 15 percent to $205.0 million, due to increased volume.

Zyprexa
In the third quarter of 2014, Zyprexa sales totaled $257.4 million, a decrease of 8 percent compared with the third quarter of 2013. U.S. sales of Zyprexa decreased 43 percent to $18.8 million. Zyprexa sales outside the U.S. decreased 3 percent, to $238.6 million, due to lower prices and the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Strattera
During the third quarter of 2014, Strattera generated $191.9 million of sales, an increase of 11 percent compared with the third quarter of 2013. U.S. sales increased 9 percent to $120.9 million, driven by higher prices. Sales outside the U.S. increased 15 percent to $71.0 million, driven primarily by increased volume.

Effient
Effient sales were $131.5 million in the third quarter of 2014, an increase of 5 percent compared with the third quarter of 2013. U.S. Effient sales increased 7 percent to $99.6 million, driven primarily by higher prices. Sales outside the U.S. decreased 1 percent to $31.9 million, driven by lower volume, partially offset by the favorable impact of foreign exchange rates and higher prices.

Evista

Evista sales for the third quarter of 2014 decreased 65 percent to $89.5 million. U.S. sales of Evista decreased 82 percent to $34.8 million, due to the loss of U.S. patent exclusivity in March 2014. Sales outside the U.S. decreased 14 percent to $54.7 million, driven primarily by lower prices.

Animal Health
In the third quarter of 2014, worldwide animal health sales totaled $584.7 million, an increase of 10 percent compared with the third quarter of 2013, comprised of 6 percent due to increased volume associated with the Lohmann acquisition and 4 percent from existing Elanco products. U.S. animal health sales increased 3 percent, to $312.9 million driven by increased prices, partially offset by lower volume for both food animal and companion animal products reflecting U.S. competitive challenges and market dynamics. Animal health sales outside the U.S. were $271.8 million, a 21 percent increase, driven primarily by higher volume for food animal products, reflecting the acquisition of Lohmann Animal Health. Higher prices in both food animal and companion animal segments as well as higher volume for companion animal products also contributed to sales growth outside the U.S.
2014 Financial Guidance

The company has revised certain elements of its 2014 financial guidance. Full-year 2014 earnings per share are now expected to be in the range of $2.34 to $2.42 on a reported basis. On a non-GAAP basis, full year 2014 earnings per share are still expected to be in the range of $2.72 to $2.80.

	2014 Expectations	2013 Results	% Change
Earnings per share (reported)	$2.34 to $2.42	$4.32	(46)% to (44)%
Asset impairment, restructuring and other special charges	.20	.08
U.S. Branded Prescription Drug Fee	.11	0
Income related to termination of the exenatide collaboration with Amylin	0	(.29)
Acquired in-process research and development charges associated with Immunocore and AstraZeneca collaborations	.06	.03
Earnings per share (non-GAAP)	$2.72 to $2.80	$4.15	(34)% to (33)%

Numbers do not add due to rounding.

Due to the strengthening of the U.S. Dollar, as well as competitive pressures and market dynamics in the U.S. animal health business, the company now anticipates 2014 revenue between $19.4 billion and $19.8 billion. Patent expirations have led to a rapid and severe decline in U.S. Cymbalta and U.S. Evista sales. These revenue declines are expected to be partially offset by growth from a portfolio of other products including Humalog, Humulin, Trajenta®, Cialis, Forteo and Alimta, as well as the animal health business and new product launches. In addition, strong revenue growth is expected in China, while a weaker Japanese yen will dampen revenue growth in Japan.

The company now anticipates gross margin as a percent of revenue will be approximately 74.5 percent in 2014 driven by recent strengthening of the U.S. Dollar versus the Euro. Gross margin in 2014 is now also expected to benefit from a decision to delay until 2015 the shutdown at one of the company’s bulk insulin plants to implement production changes.

Total operating expenses in 2014 are still expected to decrease substantially compared to 2013. On a reported basis marketing, selling and administrative expenses are now expected in the range of $6.4 billion to $6.6 billion, which includes the Branded Prescription Drug Fee. On a non-GAAP basis, marketing, selling and administrative expenses are now expected to be in the range of $6.3 billion to $6.5 billion. Research and development expenses are now expected to be in the range of $4.6 billion to $4.8 billion.

Other income (expense) is now expected to be in the range of $200 million to $250 million of income.

The 2014 tax rate is now expected to be approximately 20 percent, on a reported basis and still expected to be approximately 19 percent on a non-GAAP basis. These tax rates assume a full-year 2014 benefit of the R&D tax credit and other tax provisions up for extension. If these items are not extended, both 2014 tax rates would be approximately 2 percentage points higher.

The company now expects 2014 net income to be at least $2.6 billion on a reported basis, and still expects net income to be at least $2.9 billion on a non-GAAP basis. The company still expects 2014 operating cash flow to be at least $4.0 billion. Operating cash flows are still expected to be sufficient to pay the company’s dividend of approximately $2.1 billion, allow for capital expenditures that are still expected to be approximately $1.2 billion, and fund certain business development activity and share repurchases.

The company’s 2014 financial guidance assumes that the acquisition of Novartis Animal Health does not close during this calendar year. Should the acquisition close during 2014, the company will revise its 2014 financial guidance, if necessary.

The following table summarizes revisions to the company’s 2014 financial guidance.

2014 Guidance
	Prior	Revised
Total Revenue	$19.4 to $20.0 billion	$19.4 to $19.8 billion
Gross Margin % of Revenue	Approx. 73%	Approx. 74.5%
Marketing, Selling & Admin (reported)	$6.3 to $6.6 billion	$6.4 to $6.6 billion
Marketing, Selling & Admin (non-GAAP)	$6.3 to $6.6 billion	$6.3 to $6.5 billion
Research & Development	$4.4 to $4.7 billion	$4.6 to $4.8 billion
Other Income/(Expense)	$100 to $200 million	$200 to $250 million
Tax Rate (reported)	Approx. 19%	Approx. 20%
Tax Rate (non-GAAP)	Approx. 19%	Approx. 19%
Minimum Net Income (reported)	$2.9 billion	$2.6 billion
Minimum Net Income (Non-GAAP)	$2.9 billion	$2.9 billion
Earnings per Share (reported)	$2.67-$2.75	$2.34-$2.42
Earnings per Share (non-GAAP)	$2.72-$2.80	$2.72-$2.80
Minimum Operating Cash Flow	$4 billion	$4 billion
Capital Expenditures	Approx. $1.2 billion	Approx. $1.2 billion
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2014 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the SEC; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed, Lilly)
BasaglarTM (insulin glargine injection, Lilly)
Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)
Cyramza® (ramucirumab, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
TrulicityTM (dulaglutide, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information
September 30, 2014        December 31, 2013
Worldwide Employees         39,510*             37,925

* Employment totals as of September 30, 2014, reflect approximately 735 additions from the acquisition of Lohmann Animal Health.

Eli Lilly and Company
Operating Results (Unaudited) - REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	% Chg.	2014	2013	% Chg.

Total revenue	$4,875.6	$5,772.6	(16)%	$14,494.3	$17,304.3	(16)%

Cost of sales	1,267.0	1,198.1	6%	3,679.4	3,521.6	4%
Research and development	1,243.2	1,377.4	(10)%	3,547.9	4,055.9	(13)%
Marketing, selling and administrative	1,672.1	1,652.4	1%	4,820.9	5,172.0	(7)%
Acquired in-process research and development	95.0	0	NM	95.0	0	NM
Asset impairment, restructuring and other special charges	36.3	0	NM	67.7	85.2	(21)%

Operating income	562.0	1,544.7	(64)%	2,283.4	4,469.6	(49)%

Net interest income (expense)	(9.3)	(7.6)		(14.6)	(34.9)
Other income - Special	0	0		0	495.4
Net other income (expense)	102.8	(23.7)		217.9	49.3
Other income (expense)	93.5	(31.3)	NM	203.3	509.8	(60)%

Income before income taxes	655.5	1,513.4	(57)%	2,486.7	4,979.4	(50)%
Income taxes	154.9	310.3	(50)%	524.7	1,022.1	(49)%

Net income	$500.6	$1,203.1	(58)%	$1,962.0	$3,957.3	(50)%

Earnings per share - diluted	$0.47	$1.11	(58)%	$1.82	$3.64	(50)%

Dividends paid per share	$0.49	$0.49	0%	$1.47	$1.47	0%
Weighted-average shares outstanding (thousands) - diluted	1,074,386	1,084,257		1,075,740	1,086,692

NM - not meaningful

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$4,875.6	$—	$4,875.6	$5,772.6	$—	$5,772.6

Cost of sales	1,267	—	1,267	1,198.1	—	1,198.1

Operating expenses(b) (c)	2,915.3	(119)	2,796.2	3,029.8	—	3,029.8
Acquired in-process research and development(c)	95	(95)	—	—	—	—
Asset impairment, restructuring and other special charges(c)	36.3	(36.3)	—	—	—	—

Other income (expense)	93.5	—	93.5	(31.3)	—	(31.3)

Income taxes	154.9	44.4	199.3	310.3	—	310.3

Net income	$500.6	206	$706.6	$1,203.1	—	$1,203.1

Earnings per share - diluted	$0.47	0.19	$0.66	$1.11	—	$1.11

Numbers do not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, and marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate a portion of operating expenses, acquired in-process research and development, asset impairment, restructuring and other special charges. During the three months ended September 30, 2014, amounts totaling $250.3 million (pretax), or $0.19 per share (after-tax), of expense were eliminated primarily related to a charge associated with the Branded Prescription Drug Fee, collaboration agreements with Immunocore Limited and AstraZeneca, severance costs for actions taken to reduce the Company’s cost structure and costs related to the pending acquisition of Novartis Animal Health.

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total revenue	$14,494.3	$—	$14,494.3	$17,304.3	$—	$17,304.3

Cost of sales	3,679.4	—	3,679.4	3,521.6	—	3,521.6

Operating expenses(b)(c)	8,368.8	(119)	8,249.7	9,227.9	—	9,227.9
Acquired in-process research and development(c)	95	(95)	—	—	—	—
Asset impairment, restructuring and other special charges(c)	67.7	(67.7)	—	85.2	(85.2)	—

Other income (expense) (d)	203.3	—	203.3	509.8	(495.4)	14.4

Income taxes	524.7	53.8	578.5	1,022.1	(158.6)	863.5

Net income	$1,962	228	$2,190	$3,957.3	(251.6)	$3,705.7

Earnings per share - diluted	$1.82	0.21	$2.04	$3.64	(0.23)	$3.41

Numbers do not add due to rounding.

(a)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The items that are excluded when non-GAAP measures or expectations provided are typically highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, and marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate a portion of operating expenses, acquired in-process research and development, asset impairment, restructuring and other special charges. During the nine months ended September 30, 2014, amounts totaling $281.7 million (pretax), or $0.21 per share (after-tax), of expense were eliminated primarily related to a charge associated with the Branded Prescription Drug Fee, collaboration agreements with Immunocore Limited and AstraZeneca, severance costs for actions taken to reduce the Company’s cost structure and costs related to the pending acquisition of Novartis Animal Health. During the nine months ended September 30, 2013, amounts totaling $85.2 million (pretax), or $0.06 per share (after-tax), of expense were eliminated primarily related to the decision to close a packaging and distribution facility in Germany as well as severance costs for actions taken to reduce the company’s cost structure.

(d)
Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the nine months ended September 30, 2013, amounts totaling $495.4 million (pretax), or $0.29 per share (after-tax), of income were eliminated related to the termination of the exenatide collaboration with Amylin.